Exhibit No. 99.1

April 3, 2017
For Immediate Release

Contacts:
Brett Caines | CFO
Investor Relations
910.796.1645

Micah Davis | Marketing Director
Media Relations
910.550.2255

Live Oak Bancshares Names Scott Custer as President of Live Oak Bank

WILMINGTON, North Carolina - April 3, 2017 - Live Oak Bancshares, Inc. (“Live Oak”) (Nasdaq: LOB) announced today the appointment of Scott Custer to Bank President for Live Oak Banking Company, effective April 3, 2017. As part of the reorganization, Neil Underwood will remain President of the Holding Company, Live Oak Bancshares and focus on Live Oak’s strategic technology development, including as President of Live Oak Ventures, formed in August 2016 for the purpose of investing in businesses that align with the Live Oak’s strategic initiative to be a leader in financial technology.

With the addition of Mr. Custer, Live Oak is strengthening the management team as it expands into new industries, products, and solutions to support its growing small business customer base.

“Scott brings world class experience scaling complex banking organizations. At a time where our rapid growth is taking us into new and exciting opportunities, we want to ensure that our core business remains rooted, and he will help us do that,” said Chip Mahan Chairman and CEO.

Prior to joining Live Oak, Mr. Custer served as a director and Chief Executive Officer of Yadkin Bank and Yadkin Financial Corporation beginning in July 2014 until the merger of Yadkin Financial Corporation into F.N.B. Corporation in March 2017. Prior to that, Mr. Custer served as a director and Chief Executive Officer of Piedmont Community Bank Holdings, Inc., beginning in 2010. In November 2011, he became a director and Chief Executive Officer of VantageSouth Bancshares, Inc. and VantageSouth Bank, until the merger of Yadkin, VantageSouth and Piedmont. Under his leadership, Yadkin and its predecessors grew from a start-up bank in 2010 to assets of approximately $7.5 billion before its merger with F.N.B.

Before joining Piedmont, Mr. Custer served as Chairman and Chief Executive Officer of RBC Bank (USA), a position he held since 2004. While he was CEO of RBC (USA), the bank grew from $15 billion in assets to $30 billion in assets and executed a successful expansion into five new states.

“I am honored to join the Live Oak team. I have known Chip and Neil for many years and admire how they have built Live Oak Bank into a top notch, high-performance company. This is a great opportunity to continue my career with a management team I respect so highly,” stated Mr. Custer.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is the parent company and registered bank holding company of Live Oak Banking Company, a national online platform for small business lending.

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